Exhibit 99.1

Contacts: Media Alecia Pulman (646) 277-1220 apulman@icrinc.com

For Immediate Release
Investor Relations
Tom Ryan (203) 682-8200
tryan@icrinc.com

Raphael Gross (203) 682-8200
rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Revises First Quarter 2010 Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—May 7, 2010—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported a revision to its unaudited financial results for the first quarter ended March 28, 2010. The Company updated its earnings release dated April 30, 2010 to include a pre-tax $0.6 million reduction to interest expense which increased net income available to preferred and common shareholders to $6.5 million for the period. This change is related to the treatment of deferred financing costs associated with the Company’s recent debt amendment.

The Company has filed its Form 10-Q with the Securities and Exchange Commission today.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH’S HOSPITALITY GROUP, INC

Consolidated Statements of Income - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending
	March 29, 2009	March 28, 2010

Revenues:
Restaurant sales	$91,419	$91,166
Franchise income	2,704	2,929
Other operating income	605	614

Total revenues	94,728	94,709

Costs and expenses:
Food and beverage costs	27,528	26,749
Restaurant operating expenses	47,699	46,780
Marketing and advertising	2,818	2,524
General and administrative costs	5,536	5,566
Depreciation and amortization expenses	4,095	3,887
Pre-opening costs	16	4
Loss on impairment	136	—
Restructuring benefit	—	(562)
Loss on the disposal of property and equipment, net	8	—

Operating income	6,892	9,761

Other income (expense):
Interest expense	(2,284)	(1,330)
Other	152	(100)

Income from continuing operations before income tax	4,760	8,331

Income tax expense	962	1,407

Income from continuing operations	3,798	6,924

Discontinued operations, net of income tax benefit	53	165

Net income	$3,745	$6,759

Preferred stock dividends	—	308

Net income available to preferred and common shareholders	$3,745	$6,451

Basic earnings per share:
Continuing operations	$0.16	$0.20
Discontinued operations	—	—

Basic earnings per share	$0.16	$0.20

Diluted earnings per share:
Continuing operations	$0.16	$0.20
Discontinued operations	—	—

Diluted earnings per share	$0.16	$0.20

Shares used in computing net income per common share:
Basic	23,484,200	28,156,360

Diluted	23,558,433	32,502,898

RUTH’S HOSPITALITY GROUP, INC

Selected Balance Sheet Data - Unaudited

(dollar amounts in thousands)

	December 27, 2009	March 28, 2010

Cash and cash equivalents	1,681	4,289
Total assets	254,415	254,481
Long-term debt	125,500	74,000
Total shareholders’ equity	41,765	71,839